Homeland Energy Solutions

Ethanol - The Alternative Solution

Homeland Energy Solutions · 2779 Highway 24 · Lawler, IA 52154

563-238-5555 · www.homelandenergysolutions.com

Plant News & Ethanol Update

October 2011

HES board declares dividend

Members of the Homeland Energy Solutions board of directors voted Friday, Sept. 30, to approve a dividend of $79 per unit, subject to lender approval.

"This year for Homeland has been another stellar year as far as plant performance and personnel performance," said Walter Wendland, president and CEO. "The team here works together very well to keep the plant optimized and to keep everybody bringing in corn and receiving product out of here happy."

Wendland said that while the dividends from 2009 profits were just paid in April, the board is hoping now to get caught up on dividends and get profits to members sooner. The $79 per unit dividend represents 65 percent of 2010 net income.

"We are currently seeking lender approval," he said. "As soon as we get that, we will start paperwork to get the distributions out. By the middle of November, members should have their checks."



Interactive mobile education center focuses on biofuels

Homeland Energy Solutions is one of four ethanol companies who have joined the Iowa Corn Promotion Board in an enterprise that will literally roll down the road to bring up-to-date, science-based information to the public about ethanol. The Biofuels Mobile Education Center is an interactive classroom on wheels, staffed by science educators who have the background to explain the data, the process and dispel myths.

Curt Froyen, coordinator for the project, is a nationally-recognized science teacher from Knoxville, Iowa, who has retired from the classroom, but is still bringing education to the masses. He is joined on the staff of the BMEC by Paul Emerick, also a retired science teacher from Knoxville, and Mike Moats, who still teaches in that same school system.

"We're all three educators, he said. "We are able to explain the science of how things actually work and dispel the myths."

The tools they use to teach — at events ranging from the Iowa Straw Poll, to the Chicago Speedway and the Iowa State Fair —include both high-tech and hands-on options. Two television screens inside the trailer, and a super-sized screen on the outside, can play video presentations, while four computer stations inside

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2011 production, earnings topping 2010

Whenever someone asks me what it's like to be an employee of Homeland Energy Solutions, LLC (HES) I simply respond that it's a privilege to work for one of the industry leaders in production, efficiency, and performance. Some may say that my claims are biased, but the team at HES has proven every one of them on a regular basis. The first six months of 2011 were no exception.

Through the end of June 2011, HES produced and sold in excess of 67.3 million gallons of ethanol and 186,000 tons of DDG. This can be compared to the 62 million gallons of ethanol and 168,000 tons of DDG produced and sold over the same time period in 2010. I'm also happy to say that this increase in production has not come at the expense of efficiency and profitability. Six months earnings per share in 2011 were reported to the SEC at $160.26 per unit. Earnings per share during the same time span in 2010 were reported as $89.09 per unit.

Our 3rd quarter projections see this trend of high production and profitability continuing, and as such, I am happy to report that the Board of Directors recently approved a $79 per unit distribution of the 2010 profits back to the members of Homeland Energy Solutions, LLC. The initial stages of getting the distribution into the hands of our members is underway, and we hope to have the process completed as soon as possible. If you are currently NOT getting your distribution check deposited directly into your bank account and would like to, please fill out the attached form and mail it back with a voided check to the address listed on the form. **Forms must be returned by Oct. 14 to receive a direct deposit of this distribution.**

Highlights of the financial results are printed below. A more detailed version of the financial results is currently available on the HES or SEC website.

— David Finke,
Chief Financial Officer

BALANCE SHEET						
		06/30/11	**03/31/11**	**12/31/10**	**9/30/10**	**6/30/10**
Current Assets	$	29,200,281	24,124,467	30,920,597	18,495,942	23,081,129
Property & Equipment		134,559,221	136,511,019	138,906,631	141,759,292	144,250,831
Other Assets		3,265,755	3,088,090	2,847,833	2,944,666	13,069,402
Total Assets		167,025,257	163,723,576	172,675,061	163,199,900	180,401,362
Current Liabilities	$	15,232,014	19,964,090	27,089,841	14,441,159	11,093,397
Long-term Liabilities		25,815,058	27,998,160	33,101,406	31,704,602	53,557,751
Total Members' Equity		125,978,185	115,761,326	112,483,814	117,054,139	115,750,214
Total Liabilities & Equity		167,025,257	163,723,576	172,675,061	163,199,900	180,401,362
Book Value per membership unit		1,393	1,280	1,230	1,280	1,266

INCOME STATEMENT					
		3 Months Ended 06/30/11	**3 Months Ended 06/30/10**	**6 Months Ended 06/30/11**	**6 Months Ended 06/30/10**
Revenue	$	106,548,491	55,629,916	201,046,557	112,643,402
Cost of Goods Sold		95,417,818	52,519,070	184,922,711	102,356,914
Operating Expenses		645,507	564,278	1,350,696	1,134,895
Operating Income (Loss)		10,485,166	2,546,568	14,773,150	9,151,593
Other Income (Expenses)		(268,308)	(475,682)	(278,779)	(1,004,645)
Net Income (Loss)		10,216,858	2,070,886	14,494,371	8,146,948
Net Income (Loss) Per Unit	$	112.96	22.65	160.26	89.09

RFA takes a fresh look at corn stocks, co-products, and ethanol production

(September 30, 2011) Washington – According to the USDA quarterly grain stocks report released this morning, end stocks of corn for the 2010/2011 marketing year stand at 1.13 billion bushels. That is nearly 200 million bushels higher than many experts were predicting and an indication that the market is working to ensure sufficient supplies of corn remain available for all uses.

"Pushing corn stocks back above one billion bushels is important for the psyche of the market," said Renewable Fuels Association Vice President Geoff Cooper. "Having more corn available should somewhat ease supply concerns brought on by poor growing conditions this year and provide more of a buffer until farmers complete the harvest of this year's crop. Despite this temporary tightness in the corn market, it is clear that with the proper market signals American farmers can and will ensure enough corn is available for all uses."


Net Corn Use, 2011/12

As the chart at right demonstrates, the livestock feed produced at US ethanol biorefineries (known as distillers grains or DDGS) provides a substantial amount of supply to the feed market. On a net basis, ethanol production consumes 25 percent of the nation's corn crop. When the amount of corn used for ethanol feed co-products is combined with feed and residual demand, total feed demand becomes 6.35 billion bushels, or 47 percent of expected use in 2011/12.

Much has been made of the smaller than usual carryover in corn supplies and the impact this may have on corn prices. Predictably, many of the critics of ethanol including fast food chains, corporate livestock and meat processors, and food manufacturers have eagerly sought to blame ethanol production for higher prices. As the RFA has pointed out time and again, such claims simply lack any fundamental statistical evidence. As the chart at top right notes, corn prices hovered between $3-4/bushel and were actually trending downward during the period of high growth for ethanol production (1/09 to 8/10). Ethanol use was flat or declining in the period when corn prices spiked to $6/bushel and then to $7/bushel.


MONTHLY U.S. ETHANOL PRODUCTION RELATIVE TO AVG. CORN PRICE

"The bottom line remains that ethanol's influence on corn prices is marginal and has been greatly exaggerated by our critics," said Cooper. "Corn prices and retail food prices increase for a host of reasons, not the least of which is the price of oil."

Speaking of ethanol production, monthly data from the Energy Information Administration is available and shows that through July, the US industry had produced 8.028 billion gallons. Based on these numbers, the industry is on pace to supply more than 13.8 billion gallons for calendar year 2011. However, it is important to note that ethanol production in August and September has shown a slight downward trend as noted by the weekly ethanol production data. As the RFA noted on Wednesday, the current 4-week average for ethanol production would yield 13.5 billion gallons of ethanol over a full 52-week year. The RFA is predicting 2011 ethanol production to be approximately 13.7 billion gallons.


Monthly Ethanol Production

2779 Highway 24
Lawler, IA 52154
563-238-5555
Fax: 563-238-5557

Meet your team members

Lyndsay Kuhn, lab manager



Q. What do you like most about working at Homeland?

A. My coworkers! They make Homeland a fun place to work.

Q. Where did you come from? (HS, college, previous jobs)

A. Born and raised in New Hampton, Iowa. Graduated from New Hampton High School in 2005. From there, received my bachelor's degree in chemistry from Wartburg College in 2008, then a Professional Science Masters degree in chemistry/biochemistry from the University of Northern Iowa in 2009.

Q. Tell us about your family.

Married to my husband, Jim, in June 2010, and we have a 4-month-old daughter, Abby.

Q. Any hobbies or interests?

I have been a church organist for more than 10 years and also teach piano lessons. Keeps me busy!

Homeland recognized for safety record

For the second consecutive year, Homeland Energy Solutions has been honored by ERI, the company's safety contractor, with the Award of Merit, which recognizes plants that score in the top 25% of ERI's clients. Criteria include ERI audit results, OSHA incident rates, worker compensation EMR (experience modification rate), and safety and health program utilization. Homeland expresses thanks to all who helped prepare for the ERI visit and for continually keeping Homeland a safe place to work.

Ethanol education on wheels

... Cont'd. from Page 1

are set up for interactive question and answer sessions. "All of them are meant to be educational and to help answer the typical questions that people might have," Froyen said.

But, perhaps the biggest impact, he said, comes from a physical display of a bushel of corn, alongside the 2.8 gallons of ethanol and 17.8 pounds of dried distillers grain that are the results of ethanol production. "A lot of people think that you make the ethanol and the corn is just gone. We explain 'this is what we start with, this is the process, and this is what we get.' It's really been well received.

They will also be adding to the trailer a mobile version of an ethanol blender pump, to allow the public to see just how the pumps work to create ethanol blends from E15 to E85.

Froyen and his colleagues have even bigger plans for reaching more people with the science behind ethanol. In addition to bringing the trailer to more events such as those already visited, including partnering with the American Lung Association at the Decatur, Ill.-based Farm Progress Show to talk about the advantages ethanol has in reducing air pollution, the trio of teachers hope to develop curriculum that can be used by science educators in classrooms around the country. "Educators work with thousands of students every day," Froyen said. "They are all going to vote someday."

Contact Froyen by clicking the "Education Trailer" link on Homeland's website.